AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT


     This Amended and Restated Loan and Security Agreement ("Agreement") is hereby made as of the first day of October, 1994, by and between ITT COMMERCIAL FINANCE CORP., a Nevada corporation, with its principal office at 8251 Maryland Avenue, Clayton, Missouri 63105 ("ITT") and GEHL COMPANY, a Wisconsin corporation, with its principal office at 143 Water Street, West Bend, Wisconsin 53095, and its subsidiaries/divisions including but not limited to Hedlund Manufacturing, Inc., Hedlund Martin, Inc., and Gehl Power Products, Inc. (collectively and individually "Gehl Company"). ITT and Gehl Company desire to amend and restate in its entirety that certain Loan and Security Agreement dated October 21, 1993, as amended.

1.   DEFINITIONS
     1.1 Special Definitions. The following terms will have the following meanings in this Agreement and in the Other Agreements:
          (a) "Accounts": all of Gehl Company's rights to payment for goods sold or for services rendered to Dealers and Retail Customers, whether characterized as accounts, contract rights, chattel paper, instruments, or general intangibles, including any lien or other security interest that secures or may secure any of the foregoing, plus all books, invoices, documents and other records in any form evidencing or relating to any of the foregoing, now owned or hereafter acquired by Gehl Company.
          (b)  "Collateral":  as defined in Section 5.1.
          (c) "Dealer": any dealer in goods manufactured, distributed or sold by Gehl Company for resale by such dealer.
          (d)  "Default":  the events or occurrences enumerated in Section 6.3
               (c) and Section 7 of this Agreement.
          (e) "Eligible Account": any of the following, solely to the extent that such Accounts do not otherwise constitute Ineligible
               Accounts:
               (i) 100% of the outstanding balance of Accounts arising from sales of Finished Goods which have aged not more than 12 months from the Original Invoice Date;
               (ii) 100% of the outstanding balance of Accounts arising from sales of service parts which require payment within 30 days of the Original Invoice Date and which are not more than 90 days delinquent ("Net Accounts");
               (iii) 80% of the outstanding balance of Accounts arising from sales of Finished Goods which have aged more than 12 months but not more than 24 months from the Original Invoice Date, and to the extent that said 12-24 month aged Accounts comprise 35% or less of all Accounts; and
               (iv) 50% of the outstanding balance of Accounts arising from sales or financing of Used Finished Goods, having maturities of not more than six (6) months, and to the extent current and not past due.
          (f) "Eligible Inventory": 100% of Gehl Company's Finished Goods and Service Parts that are in the care, control and custody of Gehl Company.
          (g) "Eligible Retail Accounts" and "Eligible Repurchased Retail Accounts": 100% of Gehl Company's Retail Accounts (including without limitation Repurchased Retail Accounts) which are evidenced by Retail Chattel Paper and which are not more than 90 days delinquent, extended more than once or extended for more than 90 days, or which are in a non-accrual status or otherwise pledged or sold to another financial institution.
          (h) "Finished Goods": Serialized goods and all attachments for such serialized goods manufactured, distributed or sold by Gehl Company to authorized Dealers and held for sale or lease.
               (i)  "Ineligible Accounts":  as defined in Section 3.
          (j) "Inventory": All of Gehl Company's presently owned and hereafter acquired inventory, which shall have the meaning given to that term in the Uniform Commercial Code as set forth in the Missouri Revised Statutes, as amended from time to time, and, to the extent not included therein shall also mean all of Gehl Company's inventory, goods, merchandise, materials, finished goods, whole goods, work-in-process, component materials, packaging shipping materials, parts, and other tangible personal property, now owned or hereafter acquired, and accessories and attachments thereto held for sale or lease.
          (k) "Maximum Line of Credit": the maximum amount extended pursuant to Section 2.l of this Agreement.
          (l) "Obligations": all covenants, agreements, warranties, duties, representations, loans, liabilities and indebtednesses of any kind and nature whatsoever now or hereafter arising, owing, due or payable from Gehl Company to ITT, whether primary or secondary, joint or several, direct, contingent, fixed or otherwise, unsecured or arising under this Agreement, the Other Agreements or any other agreements previously, now or hereafter executed by Gehl Company and delivered to ITT or by oral agreement or operation of law and whether or not evidenced by instruments or evidences of indebtedness.
          (m) "Original Invoice Date": is the original invoice date of the sale of the Finished Goods or Service Parts to the first Dealer.
          (n) "Other Agreements": all security agreements, mortgages, leases, instruments, documents, guarantees, schedules of assignment, contracts and similar agreements heretofore, now or hereafter executed by Gehl Company and delivered to ITT or delivered by or on behalf of Gehl Company to a third party and assigned to ITT by operation of law or otherwise.
          (o) "Person": any individual, association, firm, corporation, governmental body, agency or instrumentality whatsoever.
          (p) "Policies": all policies of property insurance required to be maintained by Gehl Company under this Agreement or any of the Other Agreements.
          (q) "Prime Rate": (i) with respect to U.S. Loans, the term "Prime Rate" shall mean the rate of interest publicly announced or so designated from time to time by Chase Manhattan Bank as its prime rate or reference rate, and (ii) with respect to Canadian Loans (as defined in Section 2.1), the term "Prime Rate" shall mean the rate of interest publicly announced or so designated from time to time by the Royal Bank of Canada as its prime rate for loans in Canadian dollars to borrowers in Canada. The Prime Rate in effect on the last business day of any given month will be the Prime Rate for the following month and will be effective as of the first (1st) day of such following month without any notice to either party.
          (r) "Retail Accounts": Accounts, including, without limitation, Accounts repurchased by Gehl Company from third party creditors to whom Gehl Company previously pledged or sold such Accounts ("Repurchased Retail Accounts"), arising from the sale of Finished Goods to Retail Customers or to Dealers for the purpose of lease or rental to the Dealers' customers.
          (s) "Retail Chattel Paper": all of Gehl Company's chattel paper arising from Gehl Company's sale of Finished Goods to Dealers under installment sales contracts or arising from Dealer's sale of Finished Goods to retail customers under installment sales contracts.
          (t) "Retail Customer": any and all purchasers of goods manufactured, distributed or sold by Gehl Company.
          (u) "Service Parts": Parts manufactured, sold or distributed by Gehl Company to authorized Dealers and in Gehl Company's possession.
          (v) "Supplemental Line of Credit": a line of credit extended pursuant to Section 4.1 of this Agreement.
          (w) "Used Finished Goods": means Finished Goods acquired by any Dealer from, or financed by, Gehl Company, which are unable to be sold by Dealer as new and unused, and including, without limitation trade-in Finished Goods and repossessed Finished Goods previously sold at retail.
               1.2. Uniform Commercial Code Definitions.  Each term used in this Agreement or the Other Agreements and not specifically defined herein shall have the meaning provided by the Uniform Commercial Code (from time to time in effect in the state of Missouri) to the extent the same is defined or used therein.

2.   CREDIT FACILITY/INTEREST RATE/CHARGES
     2.1 Credit Facility. In consideration of Gehl Company's performance of its Obligations and subject to Sections 3 and 4, ITT grants to Gehl Company an aggregate credit facility in the maximum amount of Seventy-five Million DOLLARS ($75,000,000.00) (the "Credit Facility"), which shall be available in the form as follows:
          (a) "Maximum Line of Credit": In consideration of Gehl Company's performance of its Obligations and subject to Sections 3 and 4, ITT grants to Gehl Company separate lines of credit of (a) SIXTY-SEVEN MILLION FIVE HUNDRED THOUSAND UNITED STATES DOLLARS ($67,500,000.00 U.S.) (the "U.S. Line"), and (b) that fluctuating amount of Canadian Dollars which, from day-to-day, shall equal, based on the daily noon spot exchange rate of the Royal Bank of Canada (the "Exchange Rate") SEVEN MILLION FIVE HUNDRED THOUSAND UNITED STATES DOLLARS ($7,500,000.00 U.S.) (the "Canadian Line") for the period commencing on the execution of this Agreement until December 31, 1997. Such lines of credit are collectively called the "Maximum Line of Credit"; loans under the U.S. Line are called "U.S. Loans"; and loans under the Canadian Line are called "Canadian Loans".
               U.S. Loans shall be repayable only in United States Dollars and Canadian Loans shall be repayable only in Canadian Dollars. Gehl Company agrees that for purposes of determining loan availability and over-advance positions, all outstanding Canadian Loans shall be valued daily, at the then current Exchange Rate (for example: if on January 1, Gehl Company borrowed $9,500,000 Canadian which at the time was equivalent to $7,500,000 U.S., and on January 3, the Exchange Rate changed such that $9,500,000 Canadian was then valued at $8,000,000 U.S., Gehl Company will be deemed over-advanced by $500,000). Any over-advance will be immediately repayable by Gehl Company upon demand by ITT. In determining credit available at any given time for U.S. Loans pursuant to the provisions of Sections 3.2 and 4.2 or Canadian Loans pursuant to the provisions of Section 3.2, Canadian Loans may be made only with respect to Eligible Accounts arising from sales payable in Canadian Dollars, and U.S. Loans may be made only with respect to Eligible Accounts, including, but not limited to, Eligible Retail Accounts, arising from sales payable in United States dollars and Eligible Inventory. Gehl Company agrees that all reports, agings, records and other information provided by it pursuant to this Agreement, including without limitation, those provided pursuant to Section 3.1, shall, in form and detail reasonably satisfactory to ITT, separately identify Gehl Company's Accounts payable in Canadian Dollars from those payable in United States Dollars.
          (b) Supplemental Line of Credit. ITT grants to Gehl Company a Supplemental Line of Credit in an amount not to exceed Fifteen Million Dollars ($15,000,000.00) of the U.S. Line.
     2.1.1 Interest. Gehl Company agrees to pay interest to ITT, payable as provided in Section 2.2, on the average daily outstanding balance under the Credit Facility, at a rate that is:
               U.S. Loans the lesser of (i) one-half of one percent (0.5%) per annum higher than the daily Prime Rate in effect; and (ii) the highest rate from time to time permitted by applicable law (and amounts received from Gehl Company in excess of such highest rate from time to time permitted by applicable law will be considered reductions of principal to the extent of such excess). Notwithstanding the foregoing, the rate shall be adjusted if Gehl Company breaches any financial covenant set forth in Section 6.3 of this Agreement, in which event the rate shall be determined in accordance with that subsection. The rate determined pursuant to the preceding sentence shall take effect upon ITT's receipt of Gehl Company's quarterly or audited fiscal year-end financial statements for such periods, as applicable. Canada Loans. With respect to Canadian Loans, Gehl Company agrees to pay interest to ITT, payable as provided in Section 2.2, on the average daily outstanding balance under the Canadian Line, at a rate (i) that is the lesser of (a) one and one-half of one percent (1.50%) per annum higher than the Prime Rate in effect, and (b) the highest rate from time to time permitted by applicable law (and amounts received from Gehl Company in excess of such highest rate from time to time permitted by applicable law will be considered reductions of principal to the extent of such excess); or (ii) pursuant to
               Section 6.3 of this Agreement.
     2.1.2 Charges. Gehl Company agrees to pay to ITT an annual fee (hereinafter sometimes referred to as a "charge") equal to the lesser of (a) the amount of One-Eighth of One percent (.125%) of the aggregate amount of the Maximum Line of Credit; and (b) the highest charges from time to time permitted by applicable law (and amounts received from Gehl Company in excess of such highest rate from time to time permitted by applicable law will be considered reductions of principal to the extent of such excess). Said charge shall be payable on December 31, 1994, on December 31, 1995, and on December 31, 1996.
     2.1.3 Days. All interest to be charged under the Agreement will be computed on the basis of a year of 360 days divided by the actual number of days elapsed in the applicable interest period.
     2.1.4 Non-Use of Credit Facility Fee. Gehl Company agrees to pay ITT an annual non-use of credit facility fee on the daily average of the unused amount of the U.S. Line during each calendar year of the term of this Agreement (including without limitation calendar year 1994). Such non-use fee shall be payable within fifteen days following the end of each calendar year. Such non-use fee shall be calculated by multiplying (a) one-half of one percent (0.5%) times (b) the positive difference if any between (i) Thirty Million Dollars ($30,000,000.00) minus (ii) the average daily balance of the U.S. Line for the applicable calendar year.
     2.2       Payments.
          (a) Interest and Charges. Interest and any charges (other than those charges provided in Sections 2.1.2 and 2.1.4) hereafter agreed to by the parties, are payable monthly on the fifteenth
               (15th) calendar day of the month that follows Gehl Company's receipt of ITT's bill or statement therefor, or within seven
               (7) days after Gehl Company's receipt of such bill or statement, whichever is later. For example, if Gehl Company receives ITT's interest statement for November at any time on or prior to December 8, the interest charges are payable on December 15, and if Gehl Company receives such interest statement after December 8 the interest charges are payable within seven (7) days after said receipt. Interest and any charges that remain outstanding after the foregoing due date shall be assessed a finance charge equal to the Prime Rate plus Three percent (3.0%) on such outstanding amounts until paid in full. Each statement of account rendered by ITT to Gehl Company and relating to the Obligations will be presumed to be correct and accurate and will constitute an account stated fully binding upon Gehl Company unless, within sixty (60) days from the date of receipt of such statement, Gehl Company gives to ITT written objection specifying the error or errors, if any, contained in that statement. If Gehl Company gives written objection to ITT after said sixty (60) day period, ITT may, but is not obligated to, correct said billing errors.
          (b) Principal. Principal amounts advanced hereunder shall be due and payable by Gehl Company, as follows:
                 (i)     in full upon the termination of this Agreement;
                (ii) immediately at any time or times during the term of this Agreement by an amount equal to the excess, if any, of Gehl Company's outstanding principal balance over the then applicable line of credit set forth in
                         Section 2.1; and
               (iii) in full immediately upon any demand for payment made pursuant to Section 7.2.
     2.3  Funding Source
          Gehl Company acknowledges that ITT may, in its sole discretion, make any Canadian Loan by causing its Canadian affiliate, ITT Commercial Finance, a Division of ITT Industries of Canada, Ltd., or any other affiliate of ITT ("ITT Canada") to fund or make advances of such loans on ITT's behalf, or to make or continue such Canadian Loans directly. ITT Canada shall inure to the rights and benefits of this Agreement with respect to Canadian Loans made or funded by it, as though it were a party hereto, although, unless an assignment as described below shall have occurred, ITT may continue to hold all Collateral (and enforce the security interest therein), and receive and issue all communications, notices, requests, waivers, consents and amendments (collectively, "Communications"), in ITT's own name, acting individually and/or on behalf, and for the benefit, of ITT Canada, and Gehl Company may rely upon any Communication received from ITT as being made by ITT both on its own behalf and on behalf of ITT Canada. ITT hereby directs Gehl Company, and Gehl Company hereby agrees (until otherwise advised by ITT), to pay all amounts in respect of Canadian Loans directly to the order of ITT Canada, at such addresses as ITT Canada may from time to time specify in writing. ITT may, upon notice to Gehl Company, elect to assign directly all or any part of the Canadian Loans to ITT Canada, together with an undivided pro-rata portion of all Collateral and any other security for all Loans, and Gehl Company agrees in such event to recognize ITT Canada as its direct lender of the Canadian Loans with all rights and benefits of this Agreement. ITT may elect to also require Gehl Company, and Gehl Company hereby agrees, to amend or execute such financing statements (or Canadian equivalents), and amendments to this Agreement and the other documents entered into in connection herewith, as may be reasonably required to effect such assignment, or to obtain for ITT Canada the rights, protections, security and/or Collateral (or Canadian equivalent) granted to ITT under this Agreement. Without limiting the generality of the foregoing, Gehl Company hereby grants to ITT Canada as continuing security for its Obligations hereunder, a continuing specific and fixed security interest in the Collateral pursuant to all the terms and conditions of this Agreement.

3.   LINE OF CREDIT - ACCOUNTS RECEIVABLE - ADDITIONAL PROVISIONS
     3.1 Schedules. To facilitate Gehl Company's borrowings and the maintenance of ITT's records, Gehl Company will, no less than monthly or as otherwise agreed to, furnish ITT with a schedule of Accounts in a form mutually agreeable to Gehl Company and ITT ("Schedule") describing all Accounts created or acquired by Gehl Company since the last Schedule furnished ITT (which are readily traceable to Gehl Company's subordinate accounts receivable journal or general ledger accounts), the total collections that Gehl Company received on the outstanding Accounts (including cash, cash equivalents such as checks and drafts, and Retail Chattel Paper), the total of any positive or negative adjustments or adjustments other than cash with supporting documentation (including discounts allowed or credit memorandums or returns), and the Ineligible Accounts. However, failure to provide any such Schedules in a timely manner will not impair ITT's rights and security interest with respect to all of the Accounts.
     3.2 Available Credit. On receipt of each Schedule, or as otherwise requested by Gehl Company, ITT will credit Gehl Company with (a) Seventy-Seven and one-half percent (77.5%) of the net amount of the Eligible Accounts listed in such Schedule, excluding Net Accounts, and (b) Fifty percent (50%) of the net amount of Net Accounts listed in such Schedule, and remit to Gehl Company, in immediately available funds, an amount equal to Gehl Company's loan request up to the Maximum Line of Credit, in accordance with the electronic transfer instructions contained in Section 8.16 of this Agreement; provided however, that the outstanding principal balance of all advances or loans made on Net Accounts will at no time exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00), and the outstanding principal balance of all loans made on foreign Accounts which are insured by a policy in form and substance and issued by an insurer acceptable to ITT will at no time exceed Two Million Dollars ($2,000,000.00). ITT will loan Gehl Company, on request, such amounts so credited or a part thereof as requested provided that at no time will such outstanding loans exceed Gehl Company's Maximum Line of Credit. No advances or loans need be made by ITT if Gehl Company is in Default. Gehl Company acknowledges that any advances or loans made on Net Accounts or foreign Accounts will be deemed made under the U.S. Line.
     3.3 Ineligible Accounts. The following Accounts will be deemed ineligible accounts ("Ineligible Accounts"):
          (a) Accounts created from the sale of goods and services on non-standard terms and/or that allow for payment to be made outside standard financing program terms established by Gehl Company, but excluding Accounts as reasonably modified by Gehl Company in accordance with past business practices. With ITT's consent, which consent will not be unreasonably withheld, new terms or programs not in accordance with past business practices will not be grounds for ineligibility;
          (b) Accounts arising from sales of Finished Goods which have aged by more than twenty-four (24) months from the Original Invoice Date;
          (c) Accounts arising from sales of Used Finished Goods which are past due;
          (d) Accounts with respect to which the obligor is an officer, employee, agent, parent, subsidiary or affiliate of Gehl Company or is related or has common shareholders, officers or directors with Gehl Company;
          (e)  Consignment sales;
          (f) Accounts with respect to which the payment by the obligor is or may be conditional, excluding the effect of any state or provincial buy-back laws;
          (g) Accounts with respect to which (i) the obligor is not a commercial or institutional entity, or (ii) the obligor is not a resident of the United States, Canada or Puerto Rico, unless said foreign Accounts are either secured by letters of credit acceptable to ITT or insured by a policy in form and substance and issued by an insurer acceptable to ITT;
          (h) Accounts with respect to which any warranty or representation provided in Subsection 3.4 is not true and correct;
          (i) Accounts which represent goods purchased for a personal, family or household purpose;
          (j) Accounts which represent goods that have been used for demonstration purposes or loaned by Gehl Company to another party except as may be presently allowed under the standard financing program terms established by Gehl Company or in accordance with past business practices;
          (k) Accounts which are progress payment accounts or contra accounts;
          (l) for Accounts in excess of $500,000.00 and not specifically approved by ITT in writing, which approval will not be unreasonably withheld, all amounts in excess of $500,000.00;
          (m) Accounts which are unsecured, secured by unperfected security interests, secured but, in ITT's reasonable determination, undercollateralized, not secured by first priority security interests, or which are secured by assets other than Finished Goods or Service Parts which have not been expressly approved by ITT, including, without limitation, Accounts relating to repossessed or returned Finished Goods, but excluding such Accounts that are re-invoiced to another Dealer provided that said Account has not aged more than 24 months from the Original Invoice Date;
          (n) Accounts with respect to which the obligor is in default of any material provision of the financing or security agreement governing such Account, including, without limitation, Accounts paid with checks returned and marked Insufficient Funds, Accounts relating to Finished Goods sold out of trust, or Accounts which are otherwise in dispute, and in each case not resolved within 30 days; or
          (o) any and all other Accounts which ITT, by using reasonable business judgment in good faith and after giving Gehl Company three (3) business days to respond, deems to be unacceptable.
     3.4 Warranties and Representations. With respect to each Account now or hereafter listed or referred to by Gehl Company on any Schedule, Gehl Company warrants and represents to ITT that (except as otherwise specified in this Agreement or the Other Agreements or as otherwise disclosed in writing to ITT): (a) such Account is genuine, in all respects what it purports to be and is not evidenced by a judgment or promissory note or similar instrument or agreement; (b) it represents undisputed bona fide transactions completed in accordance with the terms and conditions contained in the invoices and purchase orders relating thereto; (c) the goods sold (or services rendered) which resulted in the creation of such Account have been delivered or rendered to and accepted by the obligor; (d) the amounts shown on the respective Schedules, Gehl Company's books and records and all invoices and statements delivered to ITT with respect thereto are absolutely owing to Gehl Company and are not contingent for any reason; (e) no payments have been or will be made thereon except payments turned over to ITT; (f) there are no set-offs, counterclaims or disputes existing or asserted with respect thereto from any Dealer in excess of $50,000.00 that has not been resolved within thirty (30) days; (g) Gehl Company has not made any agreement with any obligor without ITT's written consent, which consent shall not be unreasonably withheld, for any deduction or discount of the sum payable thereunder in excess of 10% of the sum payable thereunder or in excess of $1,000.00, whichever is greater, except discounts allowed by Gehl Company in the ordinary course of its business as set forth in the Dealer's schedule of discounts and terms; Gehl Company and ITT agree, if either party believes that the provisions of this subsection (g) are posing undue administrative hardship or risk, as the case may be, to negotiate in good faith to attempt to satisfy the concerns of the other party; (h) there are no facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to reduce the amount payable thereunder from the amount thereof as shown on the respective Schedules, Gehl Company's books and records and the invoices and statements delivered to ITT with respect thereto; (i) all obligors thereon have the ostensible authority to contract; and (j) there are no proceedings or actions known to Gehl Company which are threatened or pending against any obligor thereon which might result in any material adverse change in its financial condition.
     3.5 Notes. Gehl Company's Obligations for loans made pursuant to the Maximum Line of Credit, at ITT's sole discretion, will be evidenced by promissory notes in form satisfactory to ITT. Such loans will bear interest at the rate and will be subject to the terms set forth herein and the Other Agreements.
     3.6 Reimbursement for Charges. Gehl Company will reimburse ITT for all charges made by banks for collection of checks, including charges for NSF checks, and other items of payment and for remittances of proceeds of the loans hereunder.
     3.7 Collections. Gehl Company is authorized to collect Accounts (excluding payments arising out of Retail Chattel Paper, except as set forth below) in a lockbox account that is to be blocked in the favor of ITT so that only disbursements to be made against the lockbox account will be in favor of ITT ("Lockbox Account"). Gehl Company will advise all obligors of the Accounts to make all payments on Accounts into the Lockbox Account. Such authorization may be terminated by ITT at any time if Gehl Company is in Default under this Agreement and the Obligations have been accelerated by ITT, and ITT may notify any obligor of the assignment of Accounts and collect the same. All payments on Accounts from Canadian Dealers will be deposited into a Canadian lockbox account, converted into U.S. dollars, and then electronically transferred to ITT in accordance with the Electronic Transfer Instructions in Section 8.16 of this Agreement. So long as Gehl Company is not in Default and the Obligations have not been accelerated, Gehl Company has no obligation to make payments on Accounts from Dealers located outside of the United States, Canada or Puerto Rico to ITT into the Lockbox Account, unless such Accounts have not been deemed ineligible pursuant to Section 3.3(g). Until delivery to ITT, Gehl Company will keep all payments on the Accounts that it otherwise receives in trust for ITT separate and apart from Gehl Company's own funds so that they are capable of identification as the property of ITT, and will deposit said payments into the Lockbox Account within one (1) business day of their receipt. In the event of a Default, Gehl Company shall collect any payments arising from Retail Chattel Paper in a separate lockbox account blocked in favor of ITT ("the Standby Lockbox Account"). Any disbursements made against the Standby Lockbox Account will be in favor of ITT. Gehl Company will advise all obligors of such Retail Chattel Paper to make all payments into the Standby Lockbox Account. If Gehl Company is in default under this Agreement and the Obligations have been accelerated by ITT, ITT may notify said obligors of the assignment of the Retail Chattel Paper and the collection of the same. Until delivery to ITT, Gehl Company will keep all payments on the Retail Chattel Paper that it otherwise receives in trust for ITT separate and apart from Gehl Company's own funds so that they are capable of identification as the property of ITT, and will deposit said payments into the Standby Lockbox Account within one (1) business day of their receipt.
     3.8 Collection Days. All Gehl Company payments and all amounts received in settlement, adjustment, or liquidation of any Account will be credited by ITT to Gehl Company's account upon the receipt of immediately available funds for said payments.
     3.9 Power of Attorney. Gehl Company irrevocably appoints ITT (and any Person designated by it) as Gehl Company's true and lawful Attorney with full power at any time, in the discretion of ITT, if a Default has occurred under this Agreement and ITT has accelerated the indebtedness, to, in a commercially reasonable manner: (a) demand payment, enforce payment and otherwise exercise all of Gehl Company's rights, and remedies with respect to the collection of any Accounts; (b) settle, adjust, compromise, extend or renew any Accounts; (c) settle, adjust or compromise any legal proceedings brought to collect any Accounts; (d) sell or assign any Accounts upon such terms, for such amounts and at such time or times as ITT may deem advisable; (e) discharge and release any Accounts; (f) prepare, file and sign Gehl Company's name on any Proof of Claim in Bankruptcy or similar document against any obligor; (g) endorse the name of Gehl Company upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Account or goods pertaining thereto; (h) endorse the name of Gehl Company upon any of the items of payment of proceeds and deposit the same in the account of ITT for application to the Obligations; (i) sign the name of Gehl Company to verifications of Accounts and notices thereof to obligors; (j) sign the name of Gehl Company on any document or instrument that ITT shall deem necessary or appropriate to perfect and maintain perfected the security interests in the Collateral under this Agreement and the Other Agreements; (k) make, settle and adjust claims under the Policies and endorse Gehl Company's name on any check, instrument or other item of payment of the proceeds of the Policies; (l) take control in any manner of any item of payments or proceeds and for such purpose to notify the Postal Authorities to change the address for delivery of mail addressed to Gehl Company to such address as ITT may designate. The power of attorney granted by this Section is for value and coupled with an interest and is irrevocable so long as any Obligations remain outstanding and nothing done by ITT pursuant to such power of attorney will reduce any of the Obligations, except as pursuant to applicable law.
     3.10 Continuing Requirements. Gehl Company will submit to ITT a report each month that contains: (a) if from time to time requested by ITT, copies of all invoices, delivery evidences and other such documents relating to each Account; (b) information of any rejection of goods by any obligor, delays in delivery of goods, non-performance of contracts and of any assertion of any claim, offset or counterclaim by any obligor in excess of $50,000.00; (c) information of all material adverse information relating to the financial condition of any obligor; (d) information of which Accounts may be deemed ineligible as defined in Subsection 3.3; and
          (e) an aging of its Accounts for each month which shall include its accounts receivable ledger and its on line aging of Accounts. In addition, Gehl Company shall: (a) place the appropriate endorsements or assignments upon all such items of payment and proceeds so that the same may be properly deposited by ITT to ITT's account; (b) not permit or agree to any compromise or settlement or make any material change or modification of any kind or nature with respect to any Account, including any of the terms relating thereto except as in accordance with Section 3.4(g); (c) keep all goods rejected or returned by any obligor and all goods repossessed or stopped in transit by Gehl Company from any obligor in the aggregate in excess of $50,000.00 segregated from other property of Gehl Company, holding the same in trust and as trustee for ITT until such time as Gehl Company reports to ITT that said Account is no longer in its borrowing base; (d) upon ITT's request, stamp or otherwise mark all chattel paper and instruments relating to the Accounts now owned or hereafter acquired by it to show that the same are subject to ITT's security interest and immediately thereafter deliver or cause such chattel paper and instruments to be delivered to ITT with appropriate endorsements and assignments to vest a security interest in and possession in ITT; and (e) continue to conduct floorcheck inspections of its Dealers in accordance with standard financing program terms established by Gehl Company, and assist ITT in conducting periodic floorchecks and/or mail verifications of approximately ten percent (10%) of the Dealers per month.
     3.11 Rights of ITT. ITT may, without notice to Gehl Company and at any time or times hereafter verify the validity and amount of any Accounts, and with the consent of Gehl Company, verify any other matter relating to any Account, by mail, telephone or by means otherwise as agreed to by the parties.
     3.12 Release. Gehl Company releases ITT from all claims and causes of action which Gehl Company may now or hereafter have for any loss or damage to it claimed to be caused by or arising from any action taken by ITT in accordance with the terms of this Agreement from:
          (a) any failure of ITT to protect, enforce or collect, in whole or in part, any Account; (b) ITT's notification to any obligors thereon of ITT's security interest in any of the Accounts; (c) ITT's directing any obligor to pay any sum owing to Gehl Company directly to ITT; and (d) any other act or omission to act on the part of ITT, its officers, agents or employees, except for gross negligence or willful misconduct.
     3.13 Books and Records. Gehl Company represents and warrants that it keeps and maintains all of its books and records pertaining to the Accounts at its principal place of business designated on page 1 of this Agreement, and agrees to give ITT at least ten (10) days prior written notice before moving any such books and records to any other location.

4.   SUPPLEMENTAL LINE OF CREDIT - ADDITIONAL PROVISIONS
     4.1 Schedules. To facilitate Gehl Company's borrowings and the maintenance of ITT's records, Gehl Company will, no less than monthly or as otherwise agreed to, furnish ITT with a schedule of Inventory ("Inventory Schedule") and a schedule of Retail Accounts ("Retail Accounts Schedule"). The Inventory Schedule shall specify Gehl Company's cost of Inventory, and such other matters and information relating to Inventory as ITT may from time to time request, and such Retail Accounts Schedule shall describe all Retail Accounts and Ineligible Accounts, in such manner as ITT may from time to time request, created or acquired by Gehl Company since the last Retail Accounts Schedule furnished ITT (which are readily traceable to Gehl Company's subordinate accounts receivable journal or general ledger accounts). However, failure to provide any such Schedules in a timely manner will not impair ITT's rights and security interest with respect to all of the Inventory or Retail Accounts.
     4.2 Available Credit. On receipt of each Inventory Schedule and Retail Account Schedule, ITT will credit Gehl Company at the following percentages of the net amount of the Eligible Inventory and Eligible Retail Accounts, respectively, listed in such Schedule:

          Finished Goods                                                   75%
          Service Parts                                                    25%
          Eligible Retail Accounts (except Eligible Repurchased Retail
          Accounts)                                                        75%
          Eligible Repurchased Retail Accounts                             50%

          ITT will loan Gehl Company, on request, such amounts so credited or a part thereof as provided by the terms of Section 2.1 and this section; provided, however, that the outstanding principal balance of all advances or loans made on Eligible Repurchased Retail Accounts will at no time exceed One Million Dollars ($1,000,000.00). No advances or loans need be made by ITT if Gehl Company is in Default.
     4.3  Payments.  Payments shall be made in accordance with Section 2.2 above.
     4.4  Warranties and Representations.    Gehl Company warrants and
          represents to ITT and covenants and agrees with ITT that: (a) Inventory will be kept only at the locations identified in Exhibit A, except for demonstrator or repossessed inventory listed in Gehl Company's monthly memorandums to ITT, (b) Gehl Company now keeps and will keep correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Gehl Company's cost therefor and the selling price thereof, and the monthly withdrawals of Finished Goods and Service Parts therefrom; (c) Inventory is not and will not be stored with a bailee, repairman, warehouseman or similar party without ITT's prior written consent, and Gehl Company will, concurrently with delivery to such party, cause any such party to issue and deliver to ITT, in form acceptable to ITT, warehouse receipts, in ITT's name evidencing the storage of such Inventory, and waivers of warehouseman's liens in favor of ITT; (d) ITT and its agents and representatives may, from time to time upon demand, during Gehl Company's usual business hours, inspect and examine Inventory and check and test the same as to quality, quantity, value and condition, and any collection by ITT of any amounts Gehl Company owes ITT under this Agreement at or during ITT's examination of the Inventory will not relieve Gehl Company of its continuing obligation to pay its Obligations owed to ITT in strict accordance with the terms of this Agreement; (e) Gehl Company will pay all taxes, rents, business taxes, and the like on the premises where the Inventory is located; and (f) Gehl Company will not rent, lease, lend, demonstrate, pledge, transfer or secrete any of the Inventory or use any of the Inventory for any purpose other than demonstration, exhibition and sale to buyers in the ordinary course of business, without ITT's prior written consent.
     4.5 Revisions. ITT, after consulting with Gehl Company, may in its sole discretion using reasonable business judgment in good faith, and after giving Gehl Company three (3) business days to respond, declare amounts of the Inventory and Retail Accounts ineligible.
          ITT need not advance on Inventory, including Finished Goods and Service Parts and attachments thereto, which it deems obsolete.
     4.6 Release of Security Interest. ITT agrees at Gehl Company's request to release its security interest in Retail Chattel Paper for the purpose of sale of the Retail Chattel Paper to third parties so long as proceeds of such sale of the Retail Chatter Paper are deposited in the Lockbox Account.

5.  SECURITY - COLLATERAL
     5.1 Grant. To secure Gehl Company's payment of the Obligations and to secure Gehl Company's performance of all of the provisions under this Agreement and the Other Agreements, Gehl Company grants ITT a security interest in all inventory, equipment, fixtures, accounts, contract rights, chattel paper, instruments, reserves, documents of title, deposit accounts, and general intangibles, whether now owned or hereafter acquired by Gehl Company, and all attachments, parts, accessories, accessions, substitutions and replacements thereto, all trade secrets, patents, inventions and other proprietary information, trademarks, service marks, technical know-how, quality control standards, business names and the goodwill of the business relating thereto, all copyrights and all tangible property embodying the copyrights and all license agreements relating to any of the foregoing and income from such license agreements and the right to sue for all past, present and future infringements of the foregoing and any and all other items of intellectual property, whether now owned or hereafter acquired, and all proceeds of any of the foregoing. All of the above assets are hereinafter collectively referred to as "Collateral." Gehl Company covenants with ITT that:
          (a) ITT may realize upon all or part of any collateral in any order it desires and any realization by any means upon any collateral will not bar realization upon any other collateral; and (b) the security hereby created is a continuing security interest and will secure the payment of all present and future Obligations pursuant to this Agreement and the Other Agreements.
     5.2 Instruments. Gehl Company will execute and deliver to ITT, or cause to be executed and delivered, at such time or times as ITT may request, all financing statements, security agreements, assignments, certificates, affidavits, reports, schedules of accounts, and other documents and instruments that ITT may deem necessary to perfect and maintain perfected ITT's security interests in the Collateral and to fully consummate the transactions contemplated under this Agreement and the Other Agreements. Gehl Company will make appropriate entries on its books and records disclosing ITT's security interests in the Collateral.

6.   WARRANTIES AND REPRESENTATIONS
     6.1 Affirmative Warranties and Representations. Except as otherwise specifically provided in the Other Agreements, Gehl Company warrants and represents to ITT that: (a) Gehl Company has good and valid title to all Collateral, all Accounts are secured by a perfected, first security interest in all Inventory of any Dealer financed by Gehl Company, and ITT's security interest in the Collateral is now and will at all times constitute a perfected, first security interest in such Collateral; (b) ITT's security interest in the Collateral is not now and will not become subordinate to the security interest, lien, encumbrance or claim of any Person; (c) Gehl Company is and will at all times during the term of this Agreement be a corporation duly organized, existing and in good standing under the laws of the state of Wisconsin and qualified and licensed to do business in each state, county, or parish, in which the nature of its business or property requires it be qualified or licensed; (d) Gehl Company has the right and is duly authorized to enter into this Agreement and the Other Agreements; (e) Gehl Company's execution of this Agreement and the Other Agreements does not constitute a breach of any provision contained in Gehl Company's articles of incorporation or by-laws or in any agreement to which Gehl Company is now or hereafter becomes a party or by which Gehl Company is, may or hereafter becomes or may become bound; (f) all financial statements and information relating to Gehl Company which have been delivered by Gehl Company to ITT are true and correct and have been prepared in accordance with generally accepted accounting principles and there has been no material adverse change in the financial or business condition of Gehl Company since the submission of any such financial information to ITT; (g) there are no actions or proceedings pending or threatened against Gehl Company which can be reasonably expected to result in any material adverse change in Gehl Company's financial or business condition or which in any material way adversely affect any of Gehl Company's assets; (h) Gehl Company will maintain all of its properties in good condition and repair and pay and discharge all costs of repair and maintenance thereof and all rental and mortgage payments and related charges pertaining thereto; (i) Gehl Company has duly filed and will hereafter duly file all federal, state, local and other governmental tax returns which it is required by law to file; (j) all taxes, levies, assessments and governmental charges of any nature which are or may be due by Gehl Company have been fully paid and Gehl Company will promptly pay when due all such tax liabilities which may hereafter accrue, unless contested in good faith by Gehl Company with written notice to ITT, and Gehl Company will promptly notify ITT of any tax liens filed against its assets; (k) Gehl Company will maintain a standard and modern system of accounting in accordance with generally accepted accounting principles and ledger and account records which contain such information as may be requested by ITT;
          (l) Gehl Company will at all times permit ITT (or any Person designated by it) upon demand, during Gehl Company's usual business hours, to have access to and examine the Collateral, Gehl Company's other assets and Gehl Company's books and records and, in connection with the latter, permit the copying of the same; (m) Gehl Company will deliver to ITT (1) within ninety (90) days after the end of each of Gehl Company's fiscal years, a reasonably detailed balance sheet and a reasonably detailed profit and loss statement covering Gehl Company's operations for such fiscal year, certified by an independent certified public accountant satisfactory to ITT, and a copy of Gehl Company's Form 10-K annual report to the Securities and Exchange Commission ("SEC"); (2) within forty-five (45) days after the end of each of Gehl Company's fiscal quarters, Gehl Company will deliver to ITT a reasonably detailed balance sheet as of the last day of such quarter and a profit and loss statement covering Gehl Company's operations for such quarter prepared in accordance with GAAP, and a copy of Gehl Company's Form 10-Q quarterly report to the SEC; (3) within thirty (30) days after the end of each of Gehl Company's fiscal months, Gehl Company will deliver to ITT a reasonably detailed balance sheet as of the last day of such month and a profit and loss statement covering Gehl Company's operations for such month; and (4) within (10) days after request therefor by ITT, any other report reasonably requested by ITT relating to the Collateral or the financial condition of Gehl Company; (n) Gehl Company will promptly supply ITT with such other information concerning its affairs as ITT hereafter may reasonably request; (o) Gehl Company will give ITT thirty (30) days advance notice prior to any change in Gehl Company's identity, name, form of ownership or management and any change in its principal place of business, additions or discontinuances of any locations; (p) Gehl Company, at its sole expense, will keep and maintain the Collateral insured for its full insurable value against loss or damage under an "all risk" property insurance policy. All Policies will be in form, with "A minus" rated insurance companies or better, and in amounts satisfactory to ITT. Gehl Company will deliver to ITT upon ITT's request, true and correct copies of the Policies as well as such evidence of insurance as ITT may require, and evidence of payment of all premiums therefor. Each of the Policies will contain an endorsement, in a form satisfactory to ITT, showing loss payable to ITT as its interests may appear. Each insurer will agree, by endorsement upon the Policy issued by it or by independent instruments furnished to ITT, that it will give ITT at least ten
          (10) days written notice before any Policy is altered or cancelled and that no act or default of Gehl Company or any other Person will affect the right of ITT to recover under the Policies. Gehl Company hereby directs all insurers under the Policies to pay the proceeds as ITT's interests may appear directly to ITT; (q) Gehl Company will observe and perform all matters necessary or expedient to be observed or performed under or by virtue of any lease, license, concession or franchise forming part of the Collateral in order to preserve, protect and maintain all the rights of ITT thereunder; (r) Gehl Company, upon ITT's request, will pledge, mortgage and convey to ITT real properties to secure the payment and performance of its current and future Obligations to ITT; (s) Gehl Company will advise ITT of the commencement or institution of legal proceedings against Gehl Company before any court, administrative board or tribunal which Gehl Company management reasonably believes seeks damages or which may result in liability in excess of $100,000.00; (t) Gehl Company will diligently maintain, use and operate the Collateral and will conduct its business in a proper and efficient manner so as to preserve and protect the Collateral and the earnings, incomes, rents and profits thereof; (u) it will not revise or amend any documents, instruments, security agreements and other agreements executed by any Dealer with or for the benefit of Gehl Company to document any Account without the express written consent of ITT, which consent will not be unreasonably withheld, except for discounts and deductions as provided in Section 3.4(g); and (v) other than Gehl International, Gehl Company has no subsidiaries or affiliates other than those set forth at the top of the first page of this Agreement.
     6.2. Negative Covenants. Gehl Company will not at any time (without ITT's prior written consent): (a) except to ITT, grant to or in favor of any Person a security interest in or permit to exist a lien, claim or encumbrance in the Collateral except for any lien, claim or encumbrance: (i) that secures an obligation incurred in the ordinary course of business and which obligation is not delinquent;
          (ii) that is subordinated to ITT in a form acceptable to ITT; or
          (iii) is permitted by the terms of this Agreement; (b) other than in the ordinary course of its business, sell, lease or otherwise dispose of or transfer any of its assets or make any distribution of Gehl Company's property or assets which might in any material way adversely affect the ability of Gehl Company to repay the Obligations; (c) grant a lien in or pledge any real properties to any third party without ITT's prior written consent or further encumber after the date of this Agreement any real properties set forth in Exhibit B hereto; (d) merge or consolidate with another corporation; (e) acquire any other corporation which might in any material way adversely affect the ability of Gehl Company to repay the Obligations; (f) enter into any transaction not in the usual course of its business which might in any material way adversely affect the ability of Gehl Company to repay the Obligations; (g) guarantee or indemnify or otherwise become in any way liable with respect to the obligations of any Person which might in any material way adversely affect the ability of Gehl Company to repay the Obligations, except by endorsement of instruments or items of payment for deposit to the general account of Gehl Company or which are transmitted or turned over to ITT on account of the Obligations;
          (h) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Gehl Company's capital stock; (i) make any change in Gehl Company's capital structure or in any of its business objectives, purposes or operations which might in any material way adversely affect the ability of Gehl Company to repay the Obligations; and (j) make any loans, advances, contributions or payments of money or goods to any present subsidiary, affiliated or parent corporation other than in the ordinary course of business, or to any officer, director or stockholder of Gehl Company or of any such corporation not to exceed $500,000.00 (except for compensation for personal services actually rendered).
     6.3 Financial Covenants. Gehl Company will at all times maintain a Tangible Net Worth and Subordinated Debt in the combined amount of not less than the sum of (a) THIRTY TWO MILLION DOLLARS ($32,000,000.00), plus (b) the cumulative positive consolidated Net Income for each calendar quarter, commencing with Gehl Company's Net Income earned for the calendar quarter ending December 31, 1994 (Net Losses for any calendar quarter shall not, however, reduce the minimum amount required under this paragraph); provided, however, at such time as Gehl Company's financial statements provided to ITT pursuant to Section 6.1 of this Agreement indicate that Gehl Company's Tangible Net Worth and Subordinated Debt is at least Thirty Five Million Dollars ($35,000,000.00), the amount required to be maintained hereunder will thereafter no longer be increased on a quarterly basis for Gehl Company's Net Income, and Gehl Company will at all times thereafter maintain a Tangible Net Worth and Subordinated Debt in the combined amount of not less than Thirty Five Million Dollars ($35,000,000.00). Gehl Company will also at all times maintain a ratio of Debt to Tangible Net Worth and Subordinated Debt of not more than three and six tenths to one (3.6:1). For purposes of this Section: (i) "Debt" means the total sum of all creditor claims against Gehl Company minus Subordinated Debt; (ii) "Tangible Net Worth" means the net book value of assets less liabilities determined on a consolidated basis and in accordance with generally accepted accounting principles ("GAAP") consistently applied, excluding from such assets all Intangibles;
          (iii) "Intangibles" means and includes general intangibles (as that term is defined in the Uniform Commercial Code), accounts receivable from officers, directors and stockholders, and affiliated companies, leasehold improvements net of depreciation, licenses, good will, prepaid expenses, covenants not to compete, the excess of cost over book value of acquired assets, franchise fees, organizational costs, finance reserves held for recourse obligations, capitalized research and development costs, the categories of assets listed on Exhibit C attached hereto which are marked as "intangible," and such similar intangible assets under GAAP; (iv) "Subordinated Debt" means all of Gehl Company's indebtedness which is subordinated to the payment of its liabilities to ITT by an agreement in form and substance satisfactory to ITT; and (v) "Net Income" and "Net Losses" mean the net income or net loss of Gehl Company for such period after provision for income taxes, determined in accordance with GAAP.
          Gehl Company will report its Tangible Net Worth and Debt to Tangible Net Worth ratio to ITT quarterly, in accordance with Section 6.1(m)(2) of this Agreement. If Gehl Company violates any of the foregoing financial covenants to ITT, the parties agree: (a) that Gehl Company will pay interest to ITT, payable as provided in
          Section 2.1, on the average daily outstanding balance under the Credit Facility, at a rate that is the lesser of (i) Three percent (3.0%) per annum higher than the daily Prime Rate in effect and (ii) the highest rate from time to time permitted by applicable law, from the time in which Gehl Company violates any of the financial covenants until such time as Gehl Company has cured its violation of its financial covenants to ITT; (b) that ITT may elect, in its sole discretion, to amend its eligibility formula of and its advance rate against the Accounts; and (c) that ITT may elect to declare Gehl Company in default under this Agreement and exercise any of its rights pursuant to Section 7 of this Agreement.

7.   DEFAULT
     7.1 Definition. Any one or more of the following events will constitute a Default by Gehl Company under this Agreement and the Other Agreements, provided that ITT shall allow Gehl Company from the time ITT notifies Gehl Company in writing of said Defaults, five (5) days to fully remedy monetary defaults, and fifteen (15) days to fully remedy non-monetary defaults: (a) Gehl Company fails to perform any term, condition, covenant, or breaches or permits a breach of any warranty or representation contained in this Agreement, except for
          Section 3.4, in which case Section 3.3(h) would apply, or in any of the Other Agreements; (b) any representation, statement, report, or certificate made or delivered by Gehl Company or any of its officers, employees, or agents to ITT is not true and correct in any material manner as of the date when made or given; (c) Gehl Company fails to immediately pay any of the Obligations when due and payable or declared to be due and payable; (d) ITT believing in good faith that the prospect of payment of any material amount of the Obligations secured hereby is impaired, and after thirty (30) days of said notice to Gehl Company [inclusive of the foregoing fifteen
          (15) day cure period] Gehl Company has not fully satisfied ITT on a reasonable basis that the payment of any material amount of the Obligations is not impaired; (e) Gehl Company shall sell, transfer, convey, exchange, assign, mortgage, pledge, hypothecate, grant a security interest in or otherwise dispose of or in any way part with the possession of the Collateral, other than in the ordinary course of business or as permitted under this Agreement; (f) Gehl Company removes, other than by sale to the extent allowed under this Agreement, any part of the Collateral from the Gehl Company's locations specified above without providing ITT with at least thirty
          (30) days prior notice of said removal; (g) Gehl Company abandons the Collateral or any part thereof; (h) judgment issues on any money demand against Gehl Company in which the loss to Gehl Company excluding amounts covered by insurance is in excess of $1,000,000.00, excluding judgments that are paid, appealed or fully satisfied within sixty (60) days; (i) an attachment, sale or seizure is issued against Gehl Company or any of the Collateral which causes the Obligations to exceed the Maximum Line of Credit; (j) Any part of the Collateral is seized or taken in execution which causes the Obligations to exceed the Maximum Line of Credit; (k) Gehl Company ceases or suspends business; (l) Gehl Company makes a general assignment for the benefit of its creditors; (m) Gehl Company becomes bankrupt or insolvent or becomes subject to the provisions of the Federal Bankruptcy Code, state insolvency laws or any Act or Code for the benefit of creditors; (n) any receiver is appointed by any court for any of the assets, of the Gehl Company; (o) Gehl Company is in default in excess of $1,000,000.00, with or without the passage of time and/or giving of notice, under any agreement, contract, document, promissory note or other instrument entered into with or for the benefit of ITT or any third party, for any reason whatsoever; (p) Gehl Company is in material default under the terms of any of the Other Agreements; or (q) Gehl Company misrepresents its respective financial condition or organizational structure in any material manner.
     7.2 Rights of ITT. In the event of a Default, and, in the case of clauses (c) and (d) hereunder, acceleration of the Obligations by ITT, ITT may, at its election, agree to waive such Default in writing, or without demand, do any one or more of the following:
          (a) declare all or any of the Obligations immediately due and payable together with all costs and expenses of ITT's repossession and collection activity, including, but not limited to, reasonable attorney's fees or the amount legally permitted; (b) cease advancing money or extending credit to or for the benefit of Gehl Company; (c) exercise any or all of the rights accruing to a secured party, upon default by a debtor, under the Uniform Commercial Code and any other applicable law including, without limitation, exercising any and all of Gehl Company's rights under any security agreements relating to the Inventory; (d) at its sole election and without demand and in accordance with applicable law and agreements with other Persons, enter, with or without process of law, any premises where Collateral might be and, without charge or liability to ITT therefor do one or more of the following: (i) take possession of the Collateral and use or store it in said premises or remove it to such other place or places as ITT may deem convenient; (ii) exercise an irrevocable license to come upon such premises and place a custodian in the exclusive control of the Collateral until completion of enforcement of ITT's security interest in the Collateral or until ITT's removal of the Collateral, and (iii) remain on such premises and use the same, together with Gehl Company's materials, supplies, books and records, for the purpose of liquidating or collecting such Collateral and conducting and preparing for disposition of such Collateral; and (e) exercise any and all rights pursuant to Section
          3.9 of this Agreement.
     7.3 Gehl Company's Obligations. In the event of a Default, Gehl Company will, if ITT requests, in accordance with applicable law and agreements with other Persons, assemble the Collateral and make it available to ITT at a place or places to be designated by ITT. All of ITT's rights and remedies granted under this Agreement and Other Agreements are cumulative and non-exclusive.
     7.4 Waiver. In the event of a Default, Gehl Company waives and releases, except for instances of ITT's gross negligence or willful misconduct: any claims and causes of action which it may now or ever have against ITT as a direct or indirect result of any possession, repossession, collection or sale by ITT of any of the Collateral, notwithstanding the effect of such possession, repossession, collection or sale upon Gehl Company's business; and the benefit of all valuation, appraisal and exemption laws.

8.   MISCELLANEOUS
     8.1 Term. The term of this Agreement shall commence on the date hereof and terminate on December 31, 1997. This Agreement may not be terminated by either party prior to December 31, 1997, other than as a result of any Default by Gehl Company, or any default by ITT, hereunder. Gehl Company and ITT agree that in the event that this Agreement shall have been terminated by Gehl Company prior to January 1, 1997, ITT's liquidated damages hereunder shall include, in addition to principal, interest, charges, and expense reimbursements that are then owed and unpaid, (i) an amount equal to all annual charges described in Section 2.1.2 which would have been payable from the date of termination, through December 31, 1996, and
          (ii) One Hundred Fifty Thousand Dollars ($150,000.00). Gehl Company agrees that ITT's actual damages in such event are difficult to calculate, and that such measure of damages reflects a fair and reasonable agreement. Such damages shall be payable immediately, upon the date of termination, without discount to present value. In no event shall Gehl Company be entitled to the return of all or any portion of any annual or other charge payable hereunder, notwithstanding any subsequent termination hereof. Gehl Company's obligation to pay the non-use of credit facility fee described in
          Section 2.1.4 above for calendar year 1997 shall survive the termination of this Agreement and be due and payable by January 15, 1998. The parties agree to consider and negotiate in good faith an extension or renewal of this Agreement beginning not later than six
          (6) months prior to the termination date hereof.
     8.2 Collection. Checks and other instruments delivered to ITT on account of the Obligations will constitute conditional payment until such items are actually paid to ITT. Gehl Company waives the right to direct the application of any payments hereafter received by ITT on account of the Obligations. ITT will have the continuing exclusive right to apply and reapply any and all such payments in such manner as ITT may deem advisable notwithstanding any entry by ITT upon its books and records.
     8.3 Demand, Etc. Gehl Company waives, except as otherwise expressly set forth in this Agreement: (a) demand, protest and all notices of protest, default or dishonor; (b) all notices of payment and non-payment; and (c) all notices of default, non-payment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guarantees at any time held by ITT on which Gehl Company may, in any way, be liable and Gehl Company hereby ratifies and confirms whatever ITT may do in that regard.
     8.4 Additional Obligations. ITT, without waiving or releasing any Obligation or Default, upon Default, may perform any Obligations that Gehl Company fails or refuses to perform, and, ITT may, but will be under no obligation so to do, pay, acquire or accept any assignment of any security interest, lien, encumbrance or claim against the Collateral asserted by any Person. All sums paid by ITT in performing in satisfaction or on account of the foregoing and any expenses, including reasonable attorney's fees, court costs, and other charges relating thereto, will be a part of the Obligations, payable on demand and secured by the Collateral.
     8.5 Alteration/Waiver. This Agreement and the Other Agreements may not be altered or amended except by an agreement in writing signed by Gehl Company and ITT. If ITT at any time dispenses with any requirements specified in this Agreement or any of the Other Agreements, such dispensation may be revoked by ITT at any time and will not be deemed to constitute a waiver of any such requirement subsequent thereto. ITT's failure to require strict performance by Gehl Company of any undertakings, agreements, covenants, warranties and representations will not waive, affect or diminish any right of ITT thereafter to demand strict compliance and performance. Any waiver by ITT of any Default will not waive or affect any other default by Gehl Company under this Agreement or any of the Other Agreements, whether such Default is prior or subsequent to such other default and whether of the same or a different type. None of the undertakings, agreements, warranties and representations of Gehl Company contained in this Agreement or the Other Agreements and no Default will be deemed waived by ITT unless such waiver is by a written instrument specifying such waiver signed by an officer of ITT and directed to Gehl Company.
     8.6 Severability. If any provision of this Agreement or the Other Agreements or the application thereof is held invalid or unenforceable, the remainder of this Agreement and the Other Agreements will not be affected thereby, the provisions of this Agreement and the Other Agreements being severable in any such instance.
     8.7 One Loan. All loans and advances heretofore, now or hereafter made by ITT to Gehl Company under this Agreement or the Other Agreements will constitute one loan secured by ITT's security interests in the Collateral and by all other security interests, liens and encumbrances heretofore, now or hereafter granted by Gehl Company to ITT.
     8.8 Additional Collateral. All monies, reserves and proceeds received or collected by ITT with respect to Accounts and other property of Gehl Company provided by Gehl Company to ITT, in possession of ITT at any time or times hereafter are hereby pledged by Gehl Company to ITT as security for the payment of the Obligations and may be held by ITT (without interest to Gehl Company) until all Obligations are paid in full or, at any time or times, applied by ITT on account of the Obligations. ITT may release to Gehl Company such portions of such monies, reserves, proceeds and other property as ITT may determine.
     8.9 Exclusion of Equities. The Obligations hereby secured will be paid without regard to any equities between Gehl Company and ITT or any intermediate holder hereof or to any set-off or counterclaim.
     8.10 No Merger or Novation. Neither the taking of any judgment nor the exercise of any power of seizure or sale will operate to extinguish the Obligations secured by this Agreement and will not operate as a merger of any covenant in this Agreement. The acceptance of any payment or alternate security will not constitute or create a novation and the taking of a judgment under a covenant herein contained will not operate as a merger of that covenant or affect ITT's right to interest under this Agreement.
     8.11 Entire Agreement. Time is of the essence hereof. This Agreement, together with the Other Agreements and any other documents to be delivered pursuant hereto and thereto, constitutes the entire Agreement between the Gehl Company and ITT pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, with respect to the subject matter hereof.
     8.12 Paragraph Titles. The Section titles used in this Agreement are for convenience only and do not define or limit the contents of any Section.
     8.13 Binding Effect. This Agreement and the Other Agreements will be binding upon and inure to the benefit of ITT and Gehl Company and their respective successors and assigns but Gehl Company will have no right to assign this Agreement or any of the Other Agreements without the prior written consent of ITT. If ITT assigns all of its rights under this Agreement to any Person, Gehl Company will have the right to terminate this Agreement, only within the thirty (30) day period immediately following its receipt of written notice from ITT or its assignee that ITT has assigned all of its rights under this Agreement, and upon any such timely termination, Gehl Company will be relieved of its obligations to pay charges pursuant to Sections 2.1.2 and 8.1 for the unexpired term of this Agreement. Notwithstanding the foregoing provision, ITT may assign participation interests in this Agreement to other Persons without relieving Gehl Company of its obligations to pay charges pursuant to Sections 2.1.2 and 8.1, provided that ITT remains the lead lender and Gehl Company consents to said participations, which consent will not be unreasonably withheld.
     8.14 Submission by Gehl Company. This Agreement and the Other Agreements are submitted by Gehl Company to ITT (for ITT's acceptance or rejection thereof) at ITT's place of business specified at the beginning of this Agreement, as an offer by Gehl Company to borrow monies from ITT. If accepted by ITT, this Agreement and the Other Agreements will be deemed to have been made at ITT's said place of business.
     8.15 Recourse Obligations. Gehl Company specifically acknowledges and agrees that the Obligations, including without limitation, repayment of all advances made by ITT pursuant to the Maximum Line of Credit are full recourse obligations of Gehl Company, notwithstanding Gehl Company's grant of a security interest in the Collateral, and assignment of the Accounts, and any foreclosure of ITT's interests therein.
     8.16 Electronic Transfer Instructions. All payments under this Agreement shall be made in immediately available funds by the end of the day on the same day as requested pursuant to this Agreement, provided that said request for payment is made by 11:00 a.m., in accordance with the transfer instructions set forth below or as changed from time to time by one party with prior written notice given to the other:

               If to Gehl Company:

               Bank One - Milwaukee, N.A.
               ABA Number: 075-00-00-19
               Reference: Gehl Company
               Account Number: 29-42-92

               If to ITT:

               Boatmen's National Bank of St. Louis
               ABA Number: 081000032
               Reference: ITT Commercial Finance Corp.
               Account Number: 100-101225551

     8.17 Mutual Cooperation. The parties hereto agree to negotiate, in good faith, any other matters related to this Agreement that are not otherwise set forth in this Agreement.
     8.18 Notices. All notices sent pursuant to this Agreement will be sent to the parties addresses set forth on the first page of this Agreement, and if sent, first class, postage pre-paid, will be deemed accepted three (3) days after said notice was mailed.
     8.19 Previous Agreement. This Agreement amends and supplements that certain Loan and Security Agreement dated October 21, 1993, as amended, between the parties. If the terms hereof conflict with the terms of such prior Loan and Security Agreement, the terms of this Agreement will govern.

9.   BINDING ARBITRATION.
     9.1 Arbitrators. Except as otherwise specifically provided below, all actions, disputes, claims and controversies heretofore or hereafter arising out of or directly or indirectly relating to (a) this Agreement and/or any renewals, extensions, changes, amendments, addenda, additions or modifications hereto, or the breach, invalidity or termination hereof, (b) any subsequent agreement entered into between the parties hereto, (c) any previous agreement entered into between the parties hereto, (d) any relationship or business dealings between the parties hereto, and/or (e) the transactions contemplated by this Agreement or any previous or subsequent agreement between the parties hereto (collectively the "Disputes"), will be subject to and resolved by binding arbitration pursuant to the Commercial Arbitration Rules in effect from time to time ("Rules") of the American Arbitration Association ("AAA"). If the Rules are cancelled and/or the AAA dissolves or disbands, the parties will remain subject to binding arbitration which will be conducted by a mutually agreeable arbitral forum. The arbitrator(s) selected to arbitrate the Disputes will decide whether any inconsistency exists between the Rules and the arbitration provisions contained herein. If the arbitrator(s) determines (determine) that such an inconsistency exists, the arbitration provisions contained herein will control and supersede the Rules, and the arbitrator(s) will apply the arbitration provisions contained herein. Any fees resulting from any hearing by the arbitrator(s) on any such inconsistency will be shared equally by the parties.
     9.2 Jurisdiction. The parties to this Agreement agree that the locale and situs of all arbitration provided for herein will be in the Division of the Federal Judicial District closest to St. Louis Missouri. The parties to this Agreement also agree that the laws of the State of MISSOURI will govern this Agreement and all arbitration hereunder, and that the arbitrator(s) shall interpret this Agreement in accordance with and shall comply with the laws of such state; provided, however, when the jurisdictional requirements of the Federal Arbitration Act, 9 U.S.C., Sections 1-14 (1982), ("FAA") are satisfied, the FAA shall, with respect to all Disputes within the scope of the FAA, supersede the laws of such state, and the FAA will govern the arbitration hereunder and be applied by the arbitrator(s). The parties agree that this Agreement evidences transactions involving commerce among the several states.
     9.3 Scope. Nothing in this Agreement will be construed to prevent either party's use of bankruptcy, receivership, injunction, repossession, replevin, claim and delivery, sequestration, seizure, attachment, foreclosure, dation, direct collection from obligors and/or any other prejudgment or provisional action or remedy relating to any collateral or security for any contractual debts now or hereafter owed by either party to the other under this Agreement, any previous agreement entered into between the parties, any subsequent agreement entered into between the parties and/or any renewals, extensions, changes, amendments, addenda, additions or modifications thereto. The institution and maintenance of an action for judicial relief in pursuit of any such prejudgment or provisional remedies will not constitute a waiver of the right of any party, including the plaintiff, to compel arbitration of any Disputes subject to arbitration as provided herein. If, however, either party brings any other action for judicial relief with respect to any Disputes that the parties have agreed to arbitrate under the terms of this Agreement, the party who brought such action will be liable for and will immediately pay to the other party all of the other party's costs and expenses (including attorney's fees) incurred by the other party to stay such action and remove or refer such Disputes to arbitration. Without limiting the foregoing, the parties hereto further specifically and expressly agree that all Disputes arising under common law, statutory law and in equity, including, without limitation, all tort Disputes (including, without limitation, Disputes for negligence, breach of fiduciary duty, restraint of trade, fraud, conversion, duress, interference, wrongful replevin, wrongful sequestration and all other intentional and unintentional torts) and all Disputes involving issues of implied contract, deceptive trade practices and the reasonableness or lawfulness of any act (including, without limitation, implied covenants of good faith, fair dealing, commercial reasonableness of the disposition of any collateral and similar matter), will be subject to binding arbitration pursuant to the terms stated herein.
     9.4 Procedure. In any Disputes arbitrated pursuant to the terms of this Agreement, the arbitrator(s) is(are) specifically empowered to hear and decide pre-hearing motions to dismiss such Disputes and for summary judgment on such Disputes. The parties agree to permit discovery proceedings of the type provided by the Federal Rules of Civil Procedure both in advance and during recesses of the arbitration hearings, but only with respect to any Disputes arbitrated where the amount in controversy is at least $250,000.00. Any disagreements relating to such discovery will be resolved by the arbitrator(s) after a hearing by such arbitrator(s). All arbitration proceedings conducted hereunder will be conducted on a confidential basis and all awards granted thereunder will be kept confidential. Any award, judgment or order rendered by the arbitrator(s) pursuant to the terms of this Agreement may be entered and enforced by either party in any state or federal court having competent jurisdiction. Each party agrees to submit to the jurisdiction of any such court for purposes of enforcement of any such award, order or judgment. Any award, judgment or order rendered by the arbitrator(s) pursuant to such arbitration will be included in a written decision signed by the arbitrator(s) joining therein, which will specify the reasons upon which the award, judgment or order was based, including all of the elements involved in the calculation of any award of damages. The arbitrator(s) will deliver a copy of the award, judgment or order rendered by the arbitrator(s) and the written decision to the parties personally or by U.S. mail to the parties' addresses specified in this Agreement.
     9.5 Limitations/Notices. Any arbitration proceeding must be instituted within thirteen (13) months after the date: (a) the last payment was received by the instituting party with respect to any Dispute for the collection of contractual debts, now or hereafter owed by either party to the other, that the parties have agreed to arbitrate hereunder; or (b) the incident giving rise to the Dispute initially occurred (regardless of whether any damage was sustained or capable of ascertainment at such time, or whether either party had any knowledge of the occurrence of such Dispute at such time) with respect to any other type of Dispute that the parties have agreed to arbitrate hereunder. Failure to institute an arbitration proceeding within such period will constitute an absolute bar to the institution of any proceeding with respect to such Dispute and a waiver thereof. All notices that ITT sends to Gehl Company will be sufficiently given if mailed or delivered to Gehl Company at the address specified above. All notices that Gehl Company sends to ITT will be sufficiently given if mailed or delivered to ITT at: 8251 Maryland Avenue, Clayton, Missouri 63105, Attention: General Counsel, or such other address as ITT may specify from time to time.
     9.6 Parties. No arbitration arising under the terms of this Agreement will include, by consolidation, joinder or in any other manner, any additional Person not a party to this Agreement, except: (a) for any guarantor(s) of our liabilities and obligations to you under this Agreement, if such guarantor(s) has(have) agreed in writing to arbitrate pursuant to the arbitration provisions contained in this Agreement and the Rules, and to abide by and perform any award rendered pursuant thereto; and (b) for any other Person(s), who has(have) agreed to arbitrate pursuant to the arbitration provisions contained in this Agreement and the Rules and to abide by and perform any award rendered pursuant thereto, but only upon the prior written consent of both parties hereto. Any consent to arbitration involving such guarantor(s) or other Person(s) will not constitute consent to arbitrate any dispute that is not an arbitrable Dispute under the terms of this Agreement or with any Person not specifically named therein.
     9.7 Expenses. If either party brings legal action to vacate or modify the arbitrator's(s') award and such party does not prevail, such party will pay all costs and expenses, including attorney's fees, incurred by the other party in defending such action. Such costs and expenses will also be assessed against the petitioning party who does not prevail in any subsequent appellate action.
     9.8 No Jury Trial. If the arbitration provisions contained in this Agreement are invalid or their application is invalid or unenforceable, thereby allowing the parties to resolve their Disputes outside of arbitration, the parties hereby agree that any legal proceeding with respect to any Disputes in which the parties or any of their affiliates or successors are parties, will be tried in a court of competent jurisdiction by a judge without a jury. The parties hereby waive any right to a jury trial in any such proceeding.

THIS CONTRACT CONTAINS BINDING ARBITRATION AND JURY WAIVER PROVISIONS WHICH MAY BE ENFORCED BY THE PARTIES.


     IN WITNESS WHEREOF, Gehl Company has read this entire Agreement and executed this Agreement by its corporate officers thereunto duly authorized, all as of the first day of October, 1994.

                         GEHL COMPANY

                         By:  K.F. Kaplan
                         Its: Vice President

                         By:  M. Mulcahy
                         Its: Secretary




                         HEDLUND MANUFACTURING, INC.

                         By:  K.F. Kaplan
                         Its: Treasurer

                         By:  M. Mulcahy
                         Its: Secretary




                         HEDLUND MARTIN, INC.

                         By:  K.F. Kaplan
                         Its: Treasurer

                         By:  M. Mulcahy
                         Its: Secretary




                         GEHL POWER PRODUCTS, INC.

                         By:  K.F. Kaplan
                         Its: Treasurer

                         By:  M. Mulcahy
                         Its: Secretary






ACCEPTED as of the first day of October, 1994 at ITT's place of business specified at the beginning of this Agreement.

                         ITT COMMERCIAL FINANCE CORP.

                         By:  Thomas L. Meredith
                         Its: Regional Vice President




                         ITT COMMERCIAL FINANCE, A DIVISION
                                        OF
                           ITT INDUSTRIES OF CANADA, LTD.


                         By:  Geoff D. Lyon
                         Its: Signing Officer